  Exhibit 99.1

ImageWare® Restructures Certain Senior Securities

Restructuring Results in the Cancellation of Certain Dividend Payments and
Paves the Way to Obtain Necessary Working Capital

San Diego, CA (July 15, 2020) – ImageWare® Systems, Inc. (OTCQB: IWSY), a leader in biometric identification and authentication software, today announced that it has reached an agreement with holders of over 90% of its Series A Convertible Preferred Stock to restructure Series A Preferred held by such holders. The restructuring results in the waiver of dividends payable to the holders executing the agreement due for the quarters ending March 31 and June 30, 2020, and, depending on the performance of the Company’s Common Stock, the remainder of fiscal 2020. The restructuring also paves the way for the Company to finance its working capital requirements through the issuance of a senior security.

Restructuring Terms

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One-half of the Series A Preferred held by the holders who executed agreements will be exchanged for an equivalent number of newly created Series A-1 Convertible Preferred Stock.
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The Series A-1 Preferred would be convertible into Common Stock of the Company at $0.65 per share and would automatically convert into Common Stock when the volume weighted average closing price (VWAP) of the Company’s Common Stock for the preceding twenty trading days is at least $1.00.

As a result of the restructuring, the Series A Preferred exchanged for Series A-1 Preferred will be cancelled. The remaining Series A Preferred may be automatically converted into Series A-1 Preferred in the event the VWAP for the preceding five trading days prior to a quarterly dividend payment date is less than $0.35 per share, and if greater than $0.35 per share, the Company will have the option to either pay the required dividend, or convert the Series A Preferred into Series A-1 Preferred.

Kristin A. Taylor, President and Chief Executive Officer, said “We are very pleased to have reached this agreement with certain holders of our Series A Preferred, and hope to reach a similar agreement with the holders of our Series C Convertible Preferred Stock in the near future. This significant milestone represents a substantial first step in our restructuring program which the new management team prioritized since joining the Company and paves the way for financing discussions with current and prospective investors to provide the Company with required working capital. The positive resolution of these issues will preserve the equity in the business and is beneficial to all stakeholders of the Company. We are encouraged to now be able to execute upon our new strategic business and financing plan which will result in increased long-term valuation, revenue and much needed results.”

Further information regarding the restructuring can be found in today’s Form 8-K filed by the Company with the Securities and Exchange Commission.

About ImageWare® Systems, Inc.
In 1987, ImageWare was founded to innovate imaging. After a bold start evolving silver halide photography into digital images, ImageWare built the first statewide digital booking platform for the United States law enforcement in 1998. Since then, ImageWare has evolved into the largest holder of multimodal biometrics, managing millions of identities daily. With vast experience in the government sector, ImageWare is democratizing biometrics by offering defense-grade identity and authentication solutions to the masses. By identifying the person, not a device, ImageWare is giving populations around the globe access to their important data. www.iwsinc.com

Forward-Looking Statements
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if,” “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. are intended to identify such forward-looking statements. ImageWare may from time to time update publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Media Contact:
Jessica Belair
Veritas Lux
(310) 717-0877
jessica@veritaslux.com

Investor Relations:
Harvey Bibicoff, CEO,
Bibicoff + MacInnis, Inc.
(818) 379-8500
harvey@bibimac.com